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                               SPORTSTRAC, INC.

                                     AND

                             IAR SECURITIES CORP.

                                -------------

                               REPRESENTATIVE'S

                          PURCHASE OPTION AGREEMENT

                         Dated as of           , 1997


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         REPRESENTATIVE'S PURCHASE OPTION AGREEMENT dated as of    , 1997 among
Sportstrac, Inc., a Delaware corporation (the "Company") and IAR Securities Corp., a Delaware corporation (hereinafter referred to variously as the "Holder" or the "Representative").

                            W I T N E S S E T H :

         WHEREAS, the Company proposes to issue to the Representative an option (the "Representative's Purchase Option") to purchase up to an aggregate of 67,500 units (the "Units"), with each Unit comprised of one share of common stock, par value $.01 per share (the "Common Stock") and two redeemable Class A Warrants (the "Warrants"); and

         WHEREAS, the Representative has agreed pursuant to the underwriting agreement (the "Underwriting Agreement") dated as of the date hereof between the Representative and the Company, to underwrite the Company's proposed public offering of 675,000 Units, at a public offering price of $6.00 per Unit (the "Public Offering"); and

         WHEREAS, the Representative's Purchase Option to be issued pursuant to this Agreement will be issued on the Closing Date (as such term is defined in the Underwriting Agreement) by the Company to the Representative in consideration for, and as part of the compensation in connection with the Public Offering;

         NOW, THEREFORE, in consideration of the premises, the payment by the Representative to the Company of an aggregate of ten dollars ($10.00), the agreements herein set forth and other good and


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valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


         1. Grant. The Holder is hereby granted the right to purchase, at any
time from          , 1997 until; 5:30 p.m., New York time, on           , 2002
up to an aggregate 67,500 Units (subject to adjustment as provided in Section 8 hereof) at a price of $9.90 (165% of the initial public offering price), subject to the terms and conditions of this Agreement. Except as set forth herein, the Units issuable upon exercise of the Representative's Purchase Options are in all respects identical to the Units being purchased by the Representative for resale to the public pursuant to the terms and provisions of the Underwriting Agreement (although the Warrants which are issuable upon exercise of the Purchase Option shall be exercisable at a price of $8.25 per Warrant [165% above the exercise of the Warrants being offered to the public].

         2. Purchase Option Certificates. The purchase option certificates (the "Purchase Option Certificates") delivered and to be delivered pursuant to this Agreement shall be in the form set forth in Exhibit A, attached hereto and made a part hereof, with such appropriate insertions, omissions, substitutions, and other variations as required or permitted by this Agreement.

         3. Exercise of Purchase Option. The Purchase Options initially are exercisable at an aggregate initial exercise price (subject to adjustment as provided in Section 8 hereof) as set forth in Section 6 hereof payable by certified or official bank check in New York Clearing House funds, subject to adjustment as provided in Section

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8 hereof. Upon surrender at the Company's principal offices in Colorado
(presently located at 6900 E. Belleview Avenue, Suite 200, Englewood, Colorado 80111), of a Purchase Option Certificate with the annexed Form of Election to Purchase duly executed, together with payment of the Purchase Price (as hereinafter defined) for the Units, the registered holder of a Purchase Option Certificate ("Holder" or "Holders") shall be entitled to receive a certificate or certificates for the securities comprising the Units so purchased. The purchase rights represented by each Representative's Purchase Option Certificate are exercisable at the option of the Holder thereof, in whole or in part (but not as to fractional Units). In the case of the purchase of less than all the Units purchasable under any Purchase Option Certificate, the Company shall cancel the Purchase Option Certificate upon the surrender thereof and shall execute and deliver a new Purchase Option Certificate of like tenor for the balance of the securities purchasable thereunder.

         4. Issuance of Certificates. Upon the exercise of the Representative's Purchase Options, the issuance of certificates for the Units or securities comprising the Units, shall be made forthwith (and in any event within three (3) business days thereafter) without charge to the Holder thereof including, without limitation, any tax which may be payable in respect of the issuance thereof, and such certificates shall (subject to the provisions of Sections 5 and 7 hereof) be issued in the name of, or in such names as may be directed by, the Holder thereof; provided, however, that


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the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificates in a name other than that of the Representative and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

         The Representative's Purchase Option Certificates and the certificates representing the Units issuable upon exercise of the Representative's Purchase Options shall be executed on behalf of the Company by the manual or facsimile signature of the then present Chairman or Vice Chairman of the Board of Directors or President or Vice President of the Company under its corporate seal reproduced thereon, attested to by the manual or facsimile signature of the then present Secretary or Assistant Secretary of the Company. Representative's Purchase Option Certificates shall be dated the date of execution by the Company upon initial issuance, division, exchange, substitution or transfer.

         5. Restriction On Transfer of the Representative's Purchase Options. The Holder of a Representative's Purchase Option Certificate, by its acceptance thereof, covenants and agrees that the Representative's Purchase Options are being acquired as an investment and not with a view to the distribution thereof; and that the Representative's Purchase Options may not be sold, transferred, assigned, hypothecated or otherwise disposed of, in

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whole or in part, for a period of one (1) year from the date of the Public
Offering, except to officers or partners of the Representative or members of the selling group and/or their officers and partners.

         6. Exercise Price.

         Section 6.1 Initial and Adjusted Exercise Price. Except as otherwise provided in Section 8 hereof, the initial exercise price of each of the Units underlying the Representative's Purchase Options shall be $9.90. The exercise price of the Warrants included in the Representative's Purchase Options shall be $8.25 (165% of the initial public offering price). The adjusted exercise price shall be the price which shall result from time to time from any and all adjustments of the initial exercise price in accordance with the provisions of
Section 8 hereof.

         Section 6.2 Exercise Price. The term "Exercise Price" herein shall mean the initial exercise price or the adjusted exercise price, depending upon the context.


         7. Registration Rights.

         Section 7.1 Registration Under the Securities Act of 1933. The Representative's Purchase Options, the Units issuable upon exercise of the Representative's Purchase Options, and the Warrant Shares underlying the Warrants issuable upon exercise of the Purchase Options have been registered pursuant to a registration statement on form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act").

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         Section 7.2 Piggyback Registration. If, at any time commencing after
             , 1997, through and including                 , 2004 (84 months
from the Effective Date), the Company proposes to register any of its securities under the Act (other than in connection with a merger or pursuant to Form S-8) it will give written notice by registered mail, at least thirty (30) days prior to the filing of each such registration statement, to the Representative and to all other Holders of the Representative's Purchase Options and/or the Units underlying same of its intention to do so. If any of the Representative or other Holders of the Representative's Purchase Options and/or Units underlying same notify the Company within twenty (20) days after receipt of any such notice of its or their desire to include any such securities in such proposed registration statement, the Company shall afford each of the Representative and such Holders of the Representative's Purchase Options and/or Units underlying same the opportunity to have any such Units underlying same registered under such registration statement.

         Notwithstanding the provisions of this Section 7.2, the Company shall have the right at any time after it shall have given written notice pursuant to this Section 7.2 (irrespective of whether a written request for inclusion of any such securities shall have been made) to elect not to file any such proposed registration statement, or to withdraw the same after the filing but prior to the effective date thereof.

         Section 7.3 Demand Registration.

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         (a) At any time commencing after , 1998 (12 months from the Effective
Date) through and including , 2002 (60 months from the Effective Date), the Holders of the Representative's Purchase Options and/or Units underlying same representing a "Majority" (as hereinafter defined) of such securities (assuming the exercise of all of the Representative's Purchase Options) shall have the right (which right is in addition to the registration rights under Section 7.2 hereof), exercisable by written notice to the Company, to have the Company prepare and file with the Commission, on one occasion, a registration statement and such other documents, including a prospectus, as may be necessary in the opinion of both counsel for the Company and counsel for the Representative and

Holders, in order to comply with the provisions of the Act, so as to permit a public offering and sale of their respective Units underlying same for nine (9) consecutive months by such Holders and any other Holders of the Representative's Purchase Options and/or Units underlying same who notify the Company within ten
(10) days after receiving notice from the Company of such request.

         (b) The Company covenants and agrees to give written notice of any registration request under this Section 7.3 by any Holder or Holders to all other registered Holders of the Representative's Purchase Options and the Units underlying same within ten (10) days from the date of the receipt of any such registration request.

         (c) In addition to the registration rights under Section 7.2 and subsection (a) of this Section 7.3, at any time commencing

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after         , 1998 (12 months from the Effective Date) through and including
             , 2002 (60 months from the Effective Date), any Holder or Holders of a Majority of Representative's Purchase Options and/or shares of Units underlying same shall have the right, exercisable by written request to the Company, to have the Company prepare and file, on one occasion, with the Commission a registration statement so as to permit a public offering and sale for nine (9) consecutive months by any such Holder or Holders, provided, however, that the provisions of Section 7.4(b) hereof shall not apply to any such registration request and registration and all costs incident thereto shall be at the expense of the Holder or Holders making such request.

         (d) Notwithstanding anything to the contrary contained herein, if the Company shall not have filed a registration statement for the shares of common stock, the Warrants and the Warrant Shares underlying the Representative's Purchase Options within the time period specified in Section 7.4(a) hereof pursuant to the written notice specified in Section 7.3(a) of a Majority of the Holders of the Representative's Purchase Options and/or Units underlying same, the Company agrees that upon the written notice of election of a Majority of the Holders of the Representative's Purchase Options and/or Units underlying same it shall repurchase (i) any and all Units underlying the Representative's Purchase Options at the higher of the Market Price per Unit of the Units (or the combined price of the securities contained in the Units) on (x) the date of the notice sent pursuant to Section 7.3(a) or (y) the expiration of

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the period specified in Section 7.4(a). Such repurchase shall be in immediately available funds and shall close within two (2) days after the later of (i) the expiration of the period specified in Section 7.4(a) or (ii) the delivery of the written notice of election specified in this Section 7.3(d).


         Section 7.4 Covenants of the Company With Respect to Registration. In connection with any registration under Section 7.2 or 7.3 hereof, the Company covenants and agrees as follows:

         (a) The Company shall use its best efforts to file a registration statement within thirty (30) days of receipt of any demand therefor, shall use its best efforts to have any registration statement declared effective at the earliest possible time, and shall furnish each Holder desiring to sell Units underlying the Representative's Purchase Options, such number of prospectuses as shall reasonably be requested.

         (b) The Company shall pay all costs (excluding fees and expenses of Holder(s) counsel and any underwriting or selling commissions), fees and expenses in connection with all registration statements filed pursuant to Sections 7.2 and 7.3(a) hereof including, without limitation, the Company's legal and accounting fees, printing expenses, and blue sky fees and expenses. The Holder(s) will pay all costs, fees and expenses in connection with any registration statement filed pursuant to Section 7.3(c). If the Company shall fail to comply with the provisions of Section 7.4(a), the Company shall, in addition to any other equitable or other relief available to the Holder(s), be liable for any or all

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incidental, special and consequential damages and damages due to loss of profit sustained by the Holder(s) requesting registration of their securities hereunder.

         (c) The Company will take all necessary action which may be required in qualifying or registering the Units (inclusive of the Shares, Warrants and Warrant Shares underlying the Units) underlying the Representative's Purchase Options included in a registration statement for offering and sale under the securities or blue sky laws of such states as reasonably are requested by the Holder(s), provided that the Company shall not be obligated to execute or file any general consent to service of process or to qualify as a foreign corporation to do business under the laws of any such jurisdiction.

         (d) The Company shall indemnify the Holder(s) of the Units underlying same to be sold pursuant to any registration statement and each person, if any, who controls such Holders within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), against all loss, claim, damage, expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from such registration statement but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the Representative contained in Section 7 of the Underwriting Agreement.

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         (e) The Holder(s) of the Units underlying the Representative's Purchase
Options to be sold pursuant to a registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage or expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in Section 7 of the Underwriting Agreement pursuant to which the Representative has agreed to indemnify the Company.

         (f) Nothing contained in this Agreement shall be construed as requiring the Holder(s) to exercise their Representative's Purchase Options prior to the initial filing of any registration statement or the effectiveness thereof.

         (g) The Company shall not permit the inclusion of any securities other than the Units underlying the Representative's Purchase Options to be included in any registration statement filed pursuant to Section 7.3 hereof, or permit any other registration statement to be or remain effective during the effectiveness of a registration statement filed pursuant to Section 7.3 hereof,

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without the prior written consent of the Holders of the Representative's
Purchase Options and Units underlying same representing a Majority of such securities.

         (h) The Company shall furnish to each Holder participating in the offering and to each underwriter, if any, a signed counterpart, addressed to such Holder or underwriter, of (i) an opinion of counsel to the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under the underwriting agreement), and (ii) a "cold comfort" letter dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company's financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities.

         (i) The Company shall as soon as practicable after the effective date of the registration statement, and in any event within 15 months thereafter, have made "generally available to its

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security holders" (within the meaning of Rule 158 under the Act) an earnings statement (which need not be audited) complying with Section 11(a) of the Act and covering a period of at least 12 consecutive months beginning after the effective date of the registration statement.

         (j) The Company shall deliver promptly to each Holder participating in the offering requesting the correspondence and memoranda described below, and the managing underwriters, copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and permit each Holder and underwriter to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of the National Association of Securities Dealers, Inc. ("NASD"). Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as any such Holder shall reasonably request.

         (k) The Company shall enter into an underwriting agreement with the managing underwriters selected for such underwriting by Holders holding a Majority of the Units underlying same requested to be included in such underwriting. Such agreement shall be satisfactory in form and substance to the Company, each Holder and

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such managing underwriters, and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter.

         The Holders shall be parties to any underwriting agreement relating to an underwritten sale of their Units underlying same and may, at their option, require that any or all the representations, warranties and covenants of the Company to or for the benefit of such underwriters shall also be made to and for the benefit of such Holders. Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to such Holders, their intended methods of distribution, and except for matters related to disclosures with respect to such Holders, contained or required to be contained, in such registration statement under the Act and the rules and regulations thereunder.

         (1) For purposes of this Agreement, the term "Majority" in reference to the Holders of Representative's Purchase Options, shall mean in excess of fifty percent (50%) of the then outstanding Representative's Purchase Options assuming full exercise thereof that (i) are not held by the Company, an affiliate, officer, creditor, employee or agent thereof or any of their respective affiliates, members of their families, persons acting as nominees or in conjunction therewith or (ii) have not been resold to the public pursuant to Rule 144 under the Act or a registration statement filed with the Commission under the Act.

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         8. Adjustments to Exercise Price and Number of Securities.

         Section 8.1 Intentionally Omitted.

         Section 8.2 Intentionally Omitted.

         Section 8.3 Subdivision and Combination. In case the Company shall at any time subdivide or combine the outstanding shares of common stock, the Exercise Price shall forthwith be proportionately decreased in the case of subdivision or increased in the case of combination.

         Section 8.4 Adjustment in Number of Securities. Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 8, the number of shares of common stock and Warrants underlying the Representative's Purchase Options shall be adjusted to the nearest full amount by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of securities underlying same issuable upon exercise of the Representative's Purchase Options immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

         Section 8.5 Definition of Common Stock. For the purpose of this Agreement, the term "Common Stock" shall mean (i) the class of stock designated as Common Stock in the Certificate of Incorporation of the Company as amended as of the date hereof, or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock, consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that the Company shall after

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the date hereof issue a class of Common Stock with greater or superior voting rights than the shares of Common Stock outstanding as of the date hereof, the Holder, at its option, may receive upon exercise of any Warrant either shares of Common Stock or a like number of such securities with greater or superior voting rights.

         Section 8.6 Merger or Consolidation. In case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to each Holder a supplemental Purchase Option agreement providing that each Holder shall have the right thereafter (until the expiration of such Purchase Option Agreement) to receive, upon exercise of such Purchase Option, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or merger, by a holder of the number of Units of the Company for which such Purchase Option might have been exercised immediately prior to such consolidation or merger. Such supplemental Purchase Option agreement shall provide for adjustments which shall be identical to the adjustments provided in
Section 8. The above provision of this subsection shall similarly apply to successive consolidations or mergers.

         Section 8.7 No Adjustment of Exercise Price in Certain Cases. No adjustment of the Exercise Price shall be made:

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                  (a) Upon the issuance or sale of the Representative's Purchase
         Options or the Units issuable upon the exercise of (i) the Representative's Purchase Options, (ii) the options and warrants outstanding on the date hereof and described in the prospectus relating to the Public Offering or (iii) up to an aggregate of 480,000 shares issuable upon the exercise of options granted under the Company's 1995 Stock Plan; or

                  (b) If the amount of such adjustment shall be less than two cents ($.02) per share, provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least two cents ($.02) per share.

         Section 8.9 Dividends and Other Distributions. In the event that the Company shall at any time prior to the exercise of all Representative's Purchase Options declare a dividend (other than a dividend consisting solely of shares of Common Stock) or otherwise distribute to its stockholders any assets, property, rights, evidences of indebtedness, securities (other than shares of Common Stock), whether issued by the Company or by another, or any other thing of value, the Holders of the unexercised Representative's Purchase Options shall thereafter be entitled, in addition to the shares of Common Stock, Warrants or other securities and property receivable upon the exercise thereof, to receive, upon the exercise of such Representative's Purchase Options, the same property,

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assets, rights, evidences of indebtedness, securities or any other thing of value that they would have been entitled to receive at the time of such dividend or distribution as if the Representative's Purchase Options had been exercised immediately prior to the record date for such dividend or distribution. At the time of any such dividend or distribution, the Company shall make appropriate reserves to ensure the timely performance of the provisions of this subsection 8.9.

         Section 8.10 Reserved.

         9. Exchange and Replacement of Purchase Option Certificates. Each Purchase Option Certificate is exchangeable without expense, upon the surrender thereof by the registered Holder at the principal executive office of the Company, for a new Purchase Option Certificate of like tenor and date representing in the aggregate the right to purchase the same number of Units underlying same in such denominations as shall be designated by the Holder thereof at the time of such surrender.

         Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Purchase Option Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Representative's Purchase Options, if mutilated, the Company will make and deliver a new Purchase Option Certificate of like tenor, in lieu thereof.

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         10. Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of Units, or the securities underlying same, upon the exercise of the Representative's Purchase Options, nor shall it be required to issue scrip or pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of Units or other securities, properties or rights.

         11. Reservation and Listing of Securities. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon the exercise of the Representative's Purchase Options, such number of shares of Common Stock or other securities, properties or rights as shall be issuable upon the exercise of the Purchase Options and the Warrant Shares issuable upon exercise of the Warrants underlying the Purchase Options. The Company covenants and agrees that, upon exercise of the Representative's Purchase Options and payment of the exercise prices therefor, all Units and securities underlying the Units (inclusive of the Warrants Shares issuable upon exercise of the Warrants) shall be duly and validly issued, fully paid, non-assessable and not subject to the preemptive rights of any stockholder. As long as the Representative's Purchase Options shall be outstanding, the Company shall use its best efforts to cause all securities issuable upon the exercise of the Representative's Purchase Options to be listed (subject to official notice of issuance) on all securities exchanges on which the Units issued to

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the public in connection herewith may then be listed and/or quoted on the Bulletin Board.

         12. Notices to Purchase Option Holders. Nothing contained in this Agreement shall be construed as conferring upon the Holders the right to vote or to consent or to receive notice as a stockholder in respect of any meetings of stockholders for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of the Representative's Purchase Options and their exercise, any of the following events shall occur:

                  (a) the Company shall take a record of the holders of its Units for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of current or retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company; or

                  (b) the Company shall offer to all the holders of any class of its outstanding securities any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor; or

                  (c) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property

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         assets and business as an entirety shall be proposed; then, in any one or more of such events the Company shall give written notice of such event at least fifteen (15) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, convertible or exchangeable securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. Failure to give such notice or any defect therein shall not affect the validity of any action taken in connection with the declaration or payment of any such dividend, or the issuance of any convertible or exchangeable securities, or subscription rights, options or warrants, or any proposed dissolution, liquidation, winding up or sale.


         13. Notices. All notices requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly made when delivered, or mailed by registered or certified mail, return receipt requested:

                  (a) If to the registered Holder of the Representative's Purchase Options, to the address of such Holder as shown on the books of the Company; or

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                  (b) If to the Company, to the address set forth in
         Section 3 hereof or to such other address as the Company may designate by notice to the Holders.

         14. Supplements and Amendments. The Company and the Representative may from time to time supplement or amend this Agreement without the approval of any holders of Purchase Option Certificates (other than the Representative) in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any provisions herein or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Representative may deem necessary or desirable and which the Company and the Representative deem shall not adversely affect the interests of the Holders of Purchase Option Certificates.

         15. Successors. All the covenants and provisions of this Agreement shall be binding upon and inure to the benefit of the Company, the Holders and their respective successors and assigns hereunder.

         16. Termination. This Agreement shall terminate at the close of
business on             , 2003. Notwithstanding the foregoing, the
indemnification provisions of Section 7 shall survive such termination until the
close of business on             , 2006.

         17. Governing Law: Submission to Jurisdiction. This Agreement and each hase Option Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the

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laws of such State without giving effect to the rules of said State governing the conflicts of laws.

         The Company, the Representative and the Holders hereby agree that any action, proceeding or claim against it arising out of, or relating in any way to, this Agreement shall be brought and enforced in the courts of the State of New York or of the United States of America for the Southern District of New

York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company, the Representative and the Holders hereby irrevocably waive any objection to such exclusive jurisdiction or inconvenient forum. Any such process or summons to be served upon any of the Company, the Representative and the Holders (at the option of the party bringing such action, proceeding or claim) may be served by transmitting a copy thereof, by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 3 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the party so served in any action, proceeding or claim. The Company, the Representative and the Holders agree that the prevailing party(ies) in any such action or proceeding shall be entitled to recover from the other party(ies) all of its/their reasonable legal costs and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

         18. Entire Agreement: Modification. This Agreement (including the Underwriting Agreement to the extent portions thereof are referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and may not be modified or amended except by a writing duly signed by the party against whom enforcement of the modification or amendment is sought.

         19. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement.

         20. Captions. The caption headings of the Sections of this Agreement are for convenience of reference only and are not intended, nor should they be construed as, a part of this Agreement and shall be given no substantive effect.

         21. Benefits or this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and the Representative and any other registered Holder(s) of the Purchase Option Certificates or Units underlying same any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company and the Representative and any other Holder(s) of the Purchase Option Certificates or securities underlying same.

         22. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

 [SEAL]                               SPORTSTRAC, INC.

                                    By _____________________
                                       Marc Silverman
                                       President

Attest:

__________________
Secretary

                                      IAR SECURITIES CORP.

                                    By _____________________
                                      Name:
                                      Title:

                                                                     EXHIBIT A

                    [FORM OF PURCHASE OPTION CERTIFICATE]

THE REPRESENTATIVE'S PURCHASE OPTIONS REPRESENTED BY THIS CERTIFICATE AND THE OTHER SECURITIES ISSUABLE UPON EXERCISE THEREOF MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER SUCH ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL FOR THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

THE TRANSFER OR EXCHANGE OF THE REPRESENTATIVE'S PURCHASE OPTIONS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED IN ACCORDANCE WITH THE PURCHASE OPTION AGREEMENT REFERRED TO HEREIN.

                           EXERCISABLE ON OR BEFORE
                    5:30 P.M., NEW YORK TIME       , 2002

No. W-001                                       67,500 Representative's Purchase
Options

                           PURCHASE OPTION CERTIFICATE

         This Purchase Option Certificate certifies that IAR Securities Corp., or registered assigns, is the registered holder of 67,500 Representative's Purchase Options to purchase initially, at any time from , 1998 [one year from the effective date of the Registration Statement] until 5:30 p.m. New York time
on           , 2002 ("Expiration Date"), up to 67,500 fully-paid and
non-assessable units (the "Units") comprised of one share of common stock, par value $.01 per share ("Common Stock") and two redeemable Class A Warrants (the "Warrants") of Sportstrac, Inc., a Delaware corporation (the "Company"), at the initial exercise prices, subject to adjustment in certain events (the "Exercise Prices"), of $9.90, upon surrender of this Purchase Option Certificate and payment of the Exercise Price at an office or agency of the Company, but subject to the conditions set forth herein and in the Representative's Purchase Option
Agreement dated as of       , 1997 between the Company and IAR Securities Corp.
(the "Representative's Purchase Option Agreement"). Payment of the Exercise Prices shall be made by certified or official bank check in New York Clearing House funds payable to the order of the Company.

         No Representative's Purchase Option may be exercised after 5:30 p.m., New York time, on the Expiration Date, at which time all Representative's Purchase Options evidenced hereby, unless exercised prior thereto, hereby shall thereafter be void.

         The Representative's Purchase Options evidenced by this Purchase Option Certificate are part of a duly authorized issue of Units pursuant to the Representative's Purchase Option Agreement, which agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders (the words "holders" or "holder" meaning the registered holders or registered holder) of the Representative's Purchase Options.

         The Representative's Purchase Option Agreement provides that upon the occurrence of certain events the Exercise Price and/or number of the Company's securities issuable thereupon may, subject to certain conditions, be adjusted. In such event, the Company will, at the request of the holder, issue a new Purchase Option Certificate evidencing the adjustment in the Exercise Price and the number and/or type of securities issuable upon the exercise of the Representative's Purchase Options; provided, however, that the failure of the Company to issue such new Purchase Option Certificates shall not in any way change, alter or otherwise impair, the rights of the holder as set forth in the Representative's Purchase Option Agreement.

         Upon due presentment for registration of transfer of this Purchase Option Certificate at an office or agency of the Company, a new Purchase Option Certificate or Purchase Option Certificates of like tenor and evidencing in the aggregate a like number of Representative's Purchase Options shall be issued to the transferee(s) in exchange for this Purchase Option Certificate, subject to the limitations provided herein and in the Representative's Purchase Option Agreement, without any charge except for any tax or other governmental charge imposed in connection with such transfer.


         Upon the exercise of less than all of the Representative's Purchase Options evidenced by this Certificate, the Company shall forthwith issue to the holder hereof a new Purchase Option Certificate representing such numbered unexercised Representative's Purchase Options.

         The Company may deem and treat the registered holder(s) hereof as the absolute owner(s) of this Purchase Option Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, and of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

         All terms used in this Purchase Option Certificate which are defined in the Representative's Purchase Option Agreement shall have the meanings assigned to them in the Representative's Purchase Option Agreement.

         IN WITNESS WHEREOF, the Company has caused this Purchase Option Certificate to be duly executed under its corporate seal.

Dated as of              , 1997

                                      SPORTSTRAC, INC.

[SEAL]                              By_________________________
                                      Name: Marc Silverman
                                      Title: President

Attest:

__________________
Secretary

                        [FORM OF ELECTION TO PURCHASE]

         The undersigned hereby irrevocably elects to exercise the right, represented by this Purchase Option Certificate, to purchase Units underlying the Representative's Purchase Options, and herewith tenders in payment for such securities a certified or official bank check payable in New York Clearing House
Funds to the order of Sportstrac, Inc. in the amount of $            , all in
accordance with the terms hereof. The undersigned requests that a certificates for such securities be registered in the name of IAR Securities Corp. whose address is 99 Wall Street, New York, New York 10005 and that such Certificate be delivered to IAR Securities Corp. whose address is 99 Wall Street, New York, New York 10005.

Dated:

                                    Signature

                         (Signature must conform in all
                          respects to name of holder as
                          specified on the face of the
                          Purchase Option Certificate.)



                         _______________________________
                         Insert Social Security or Other
                         Identifying Number of Holder)